Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Current Report on Form 8-K of Esports Entertainment Group, Inc. (the “Company”) of our report dated April 21, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and an emphasis of matter paragraph related to the adjustments for the reverse stock split, with respect to our audit of the consolidated financial statements of the Company as of June 30, 2022 and for the year ended June 30, 2022.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

August 17, 2023